Exhibit 99.1

December 20, 2021

Lemeng Holdings Limited

Unit 408, 4th Floor, Building 51

No. 63 Zhichun Road, Haidian District

Beijing 100089 - China

Re:	Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that Lemeng Holdings Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed equity offering.

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K, or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the equity offering, and (vi) in other publicity materials in connection with the equity offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,